EXHIBIT 2.2

                                AMENDMENT TO THE
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT is dated this 30th day of September, 2003, and amends that certain Agreement and Plan of Merger (the "Merger Agreement") entered into on the 30th day of September 2003, by and among Transpirator Technologies, Inc., a Delaware corporation ("TTI"), New Transpirator, Inc., a Florida corporation ("Newco"), and CyGene, Inc., a Delaware corporation ("CyGene"), as follows:

         1. Section 2.03 (b) of the Merger Agreement is hereby amended to change such section's title from "(b) Conversion of the CyGene Shares" to "(b) Conversion of the CyGene Shares and Options and Warrants", and to insert the following sentence at the end of Section 2.03(b):

         At and as of the Effective Time, all of the issued and outstanding options and warrants to purchase CyGene Shares will be converted into the right to receive new options and warrants to purchase shares of common stock of TTI. Each outstanding option and warrant to purchase CyGene Shares will be exchanged for new options and warrants to purchase shares of common stock of TTI. Each of the new options and warrants will be exercisable for the same number of shares that remain unexercised on such prior option or warrant, at the same exercise price, will be issued pursuant to TTI's 2003 Stock Plan, and will only be exercisable with respect to such option or warrant holder executing a new stock option agreement or warrant agreement, as the case may be. Except for deleting references to an initial public offering, certain registration rights, different classes of stock, and similar matters, the options and warrants will be as nearly identical as TTI deems reasonably practicable, in its sole discretion, to the prior options

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         and warrants, with appropriate adjustments to the identity of the issuer and similar matters.

         2. In all other respects, the Merger Agreement is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

                                      Transpirator Technologies, Inc.

                                   By: _______________________
                                       Raymond J. Romano,
                                       Chief Executive Officer


                                   New Transpirator, Inc.

                                   By: ____________________________
                                       Raymond J. Romano, President

                                   CyGene, Inc.

                                   By: ________________________
                                       Martin Munzer, President